                                                                  Exhibit 10.2

                             MICROSOFT CORPORATION
                               CHANNEL AGREEMENT


This Microsoft Corporation Channel Agreement ("Agreement") is entered into as of the 1st day of July, 1998 (the "Effective Date") between MICROSOFT CORPORATION ("MS"), having its principal place of business at One Microsoft Way, Redmond, WA 98052-6399 and SOFTWARE SPECTRUM, INC. ("COMPANY"), having its principal place of business at 2140 Merritt Drive, Garland, TX 75041.

1.   DEFINITIONS

Except as set forth above, all capitalized terms included in this Agreement are as defined in Schedule A attached hereto and incorporated herein by reference.

2.   ADDENDUM TO THE AGREEMENT

COMPANY'S rights and obligations with respect to the distribution of Product under this Agreement are subject to the terms of any Addendum which the parties have signed. Each Addendum is incorporated into and made a part of this Agreement. In the event of inconsistency, the terms of any applicable Addendum shall prevail over this Agreement. The terms of this Agreement, including any Addenda, shall prevail over any provisions in purchase orders or set-up forms.

3.    TERM AND TERMINATION

      3.1    TERM

This Agreement shall take effect on the Effective Date and shall continue until June 30, 1999.

      3.2    TERMINATION

Either MS or COMPANY may terminate this Agreement in its entirety and/or any individual Addendum at any time, with or without cause, upon thirty (30) calendar days prior written notice. If this Agreement is terminated without cause, neither party shall be responsible to the other for any costs or damages resulting from such termination.

      3.3    RIGHTS UPON EXPIRATION OR TERMINATION

Any amounts which have accrued prior to termination or expiration shall become immediately due and payable. Any Product acquired by COMPANY pursuant to this Agreement as of the termination of this Agreement may be distributed in accordance with the terms of this Agreement until fully liquidated. All orders received from COMPANY but not shipped by MS prior to the effective date of any expiration or termination, at MS' option, may be shipped or canceled. COMPANY shall make a final report to MS within ninety (90) days of termination of this Agreement.

4.   COMPANY RIGHTS AND OBLIGATIONS

     4.1    AUTHORIZED DISTRIBUTION

Product acquired under this Agreement shall be distributed within the Territory only and only in accordance with the terms of this Agreement and any applicable Addendum. COMPANY shall not, without the prior written consent of MS, distribute Product to any Reseller or End User whom they have reason to believe may re-distribute such Product outside of the Territory.


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     4.2    NO OTHER PRODUCT WARRANTIES BY COMPANY

Neither COMPANY nor any of its employees or agents shall have any right to make any other warranties or promises for the use of Product which are not contained in the written warranty document accompanying the Product. COMPANY may, however, give instructions for the use of the Product which are contained on the Product label or container, or End User documentation provided with the manual or MS product literature denoted by a MS part number or authorized in writing by MS.

      4.3   NO ALTERATIONS OF PRODUCT

COMPANY shall not alter the Product or Product packaging, and shall have no authority to make copies of MS diskettes or documentation without the prior written consent of MS. COMPANY shall distribute Product to its customers in unopened packages.

      4.4   USE OF TRADEMARKS

This Agreement does not constitute a trademark or service mark license. COMPANY acknowledges and agrees that the Trademarks are the exclusive property of MS or one of its affiliated companies and that COMPANY is not entitled either by implication or otherwise to any title in the Trademarks. COMPANY shall not use any Trademarks other than in accordance with this Agreement (including but not limited to the guidelines set out in the TM Web
Site) or as otherwise permitted in writing from time to time by MS. With respect to the distribution of Product, COMPANY shall use the appropriate trademark symbol "-TM-" or "-Registered Trademark-" in a superscript and clearly indicate MS' ownership of the Trademark(s) whenever the Product name is first mentioned in any advertisement, brochure, or other manner in connection with Products.

      4.5    FINANCIAL STATEMENT

COMPANY will provide to MS' credit management, quarterly Financial Statements within forty-five (45) days after the end of each calendar quarter. COMPANY Financial Statements will be used by MS' credit department solely for the purpose of establishing and reviewing COMPANY's credit.

      4.6    TAXES

             4.6(a)  COMPANY TAXES

All amounts to be paid by COMPANY to MS herein are exclusive of any federal, state, municipal or other governmental taxes, including income, franchise, excise, sales, use, gross receipts, value added, goods and services, property or similar tax, now or hereafter imposed on COMPANY. Such charges shall be the responsibility of COMPANY and may not be passed on to MS, unless they are owed solely as a result of entering into this Agreement and are required to be collected from MS under applicable law.

             4.6(b)  BILLING AND COLLECTION

COMPANY will bill, collect and remit sales, use, value added, and other comparable taxes determined by COMPANY to be due with respect to the distribution of the Product. MS is not liable for any taxes, including without limitation, income taxes, withholding taxes, value added, franchise, gross receipt, sales, use, property or similar taxes, duties, levies, fees, excises or tariffs incurred in connection with or related to the distribution of the Product. COMPANY takes full responsibility for all such taxes, including penalties, interest and other additions thereon.


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             4.6(c)  WITHHELD TAXES

If, after a determination by foreign tax authorities, any taxes are required to be withheld, on payments made by COMPANY to MS, COMPANY may deduct such taxes from the amount owed MS and pay them to the appropriate taxing authority, provided however, that COMPANY shall promptly secure and deliver to MS an official receipt for any such taxes withheld or other documents necessary to enable MS to claim a U.S. Foreign Tax Credit. COMPANY will make certain that any taxes withheld are minimized to the extent possible under applicable law.

COMPANY shall indemnify, defend and hold MS harmless from any claims or liabilities arising from or related to any failure by COMPANY to comply with Subsection 4.6.

     4.7   ANTI-PIRACY

COMPANY shall take all commercially reasonable steps to prevent unauthorized distribution, duplication or pirating of the Product.

     4.8   COMPLIANCE WITH APPLICABLE LAWS

COMPANY shall ensure that its distribution of Product complies with any and all applicable laws and regulations in the Territory.

5.   MS OBLIGATIONS

     5.1   ASSISTANCE WITH REPORTING

Upon COMPANY's written request, MS shall use reasonable efforts to assist COMPANY in data reporting, and will work with COMPANY's Information Management department to facilitate the data reporting process.

     5.2   NO WARRANTIES FOR PRODUCT NOT MANUFACTURED BY MS

MS makes no warranties as to items distributed under a third party name, copyright, trademark or tradename which may be included within the retail package of a Product sold hereunder.

     5.3   REPORTING/ELECTRONIC DATA INTERCHANGE

COMPANY shall provide weekly sales and inventory reporting in a timely and accurate manner during the Term. Such sales reporting shall be submitted to MS in accordance with the Electronic Data Interchange (EDI) Guidelines as provided to COMPANY by MS, from time to time.

     5.4   AUDITS

During the term of this Agreement and for a period of two (2) years following its termination or expiration, MS or its designated representative, at its own cost, may audit the applicable books, records and operations of COMPANY as is reasonable to verify COMPANY's compliance with the terms of this Agreement. COMPANY shall promptly correct any errors and omissions disclosed by such audit. Any audit will be conducted during COMPANY's normal business hours in such a manner as not to unreasonably interfere with COMPANY's normal business activities. If any complete financial audit uncovers material discrepancies COMPANY shall bear the out of pocket costs for the audit. For purposes of this Section, "material discrepancies" shall mean a discrepancy of five hundred thousand U.S. dollars (US$500,000) or more in monthly revenue or sales reporting. Additionally, MS or its designated representative, at its own cost, may audit any portion of COMPANY's books, records, and operations as is reasonable to verify COMPANY's compliance with the specific terms, policies and procedures of any addenda to this Agreement.


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6.   COMPANY AND MS OBLIGATIONS

     6.1  PRODUCT WARRANTY; LIMITATION OF LIABILITY

          (a) MS warrants its software and hardware Product to End Users as defined in the written limited warranty document accompanying each Product. All replacement Product is delivered subject to the terms of the MS limited Product warranty. THE ABOVE LIMITED WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, OR STATUTORY, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER OBLIGATIONS OR LIABILITIES ON MS' PART.

          (b) NEITHER MS NOR ANY THIRD PARTIES WHO HAVE BEEN INVOLVED IN THE CREATION, PRODUCTION, OR DELIVERY TO THE COMPANY OF ANY MICROSOFT PRODUCT WHICH IS THE SUBJECT OF THIS AGREEMENT SHALL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE) ARISING OUT OF THE USE OR INABILITY TO USE ANY PRODUCT EVEN IF MS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.


          (c) IN ANY CASE, THE LIABILITY OF MS (i) UNDER ANY PROVISION OF THIS AGREEMENT; (ii) FOR ANY DAMAGES CAUSED BY A PROGRAM DEFECT OR FAILURE IN ANY PRODUCT OR (iii) ARISING FROM A COURT OF PROPER JURISDICTION HOLDING ANY OF THE ABOVE WARRANTIES OR DISCLAIMERS OF WARRANTIES INADEQUATE OR INVALID SHALL BE LIMITED TO THE AMOUNT ACTUALLY PAID BY COMPANY TO MS UNDER THIS AGREEMENT. MS' LIMITATION OF LIABILITY IS CUMULATIVE WITH ALL OF MS' EXPENDITURES BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. THE EXISTENCE OF CLAIMS OR SUITS AGAINST MORE THAN ONE PRODUCT DISTRIBUTED UNDER THIS AGREEMENT WILL NOT ENLARGE OR EXTEND THE LIMIT. COMPANY RELEASES MS FROM ALL OBLIGATIONS, LIABILITY, CLAIMS OR DEMANDS IN EXCESS OF THE LIMITATION.

     6.2  SEMESTER PROGRAMS

          (a)  MARKETING FUNDS

Each Semester, MS may allow COMPANY to participate in programs which provide the opportunity to earn marketing funds. COMPANY's participation in such programs shall be governed by COMPANY's then current Microsoft Rebate and Marketing Fund Offer Letter, and Microsoft's Marketing Fund Guidelines, as such may be promulgated and modified by MS, in its sole discretion, from time to time.

          (b)  REBATES

Each Semester, MS may allow COMPANY to participate in programs which provide the opportunity to earn rebates as described in COMPANY's current Microsoft Rebate and Marketing Fund Rebate Letter, and COMPANY's Rebate Program Guidelines, as such may be promulgated and modified by MS, in its sole discretion, from time to time.


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7.   INDEMNIFICATION

     7.1  BY MS

          (a) If a third cause of action, claim, or demand is brought under United States laws against COMPANY for an Infringement Claim, COMPANY shall promptly notify MS in writing of the Infringement Claim, specify the nature of such claim and the relief sought. COMPANY shall tender the defense of the Infringement Claim to MS. Within thirty (30) calendar days of MS' receipt of such notice, MS shall notify COMPANY in writing of MS' acceptance or rejection of the defense of the Infringement Claim. If MS accepts the defense of the Infringement Claim, then MS shall pay any settlement to which MS consents or shall pay the amount of any adverse final judgment. As soon as MS determines that it may reject defense of the Infringement Claim, MS and COMPANY shall engage in good faith discussions with respect to MS' intention. MS' acceptance or rejection of any Infringement Claim shall be based on MS' discretion which shall be reasonable. As a clarification of the foregoing, the parties understand and agree that MS will accept the defense of legitimate and valid Infringement Claims. MS shall have sole control over the defense and/or settlement of Infringement Claims. COMPANY shall provide reasonable assistance of the same.

          (b) In the event MS receives information concerning an intellectual property infringement claim (including an Infringement Claim) under United States laws and related to the Product(s) or the Marks, MS may at its expense, without obligation to do so, either (i) procure for COMPANY the right to continue to distribute the alleged infringing Product or Mark, or (ii) replace or modify the Product or Mark to make it non-infringing, and in which case, COMPANY shall thereupon cease distribution of the alleged infringing Product or Mark.

          (c) MS shall have no liability for any intellectual property infringement claim (including an Infringement Claim) based on COMPANY's (i) distribution or use of any Product or Mark after receipt of MS' notice that COMPANY should cease distribution, or use of such Product or Mark due to such a claim; or (ii) combination of a Product with any other product, program or data; or (iii) adaptation or modification of any Product.

          (d) MS shall defend COMPANY, its subsidiaries, and affiliated companies from and against any claims, losses, and damages relating to any default, breach or alleged breach of MS' obligations, promises, representations, warranties or agreements hereunder. MS' obligation to defend COMPANY shall only apply provided that MS is immediately notified in writing of any such claim. COMPANY shall provide reasonable assistance in the defense of any claim. At COMPANY's sole option, and at MS's cost, COMPANY may participate in the selection of counsel, defense and settlement of any claims covered by this Section 7.2, or may tender sole control over the defense or settlement of the claim to MS. If COMPANY chooses to participate in the selection of counsel, defense and settlement of such claims, the parties shall work together in good faith to reach decisions which are mutually acceptable to both parties. COMPANY shall provide reasonable assistance in the defense of any claim.

     7.2  BY COMPANY

COMPANY shall defend MS, its subsidiaries, and affiliated companies from and against any claims, losses, and damages relating to any default, breach or alleged breach of COMPANY's obligations, promises, representations, warranties or agreements hereunder. COMPANY's obligation to defend MS shall only apply provided that COMPANY is immediately notified in writing of any such claim. MS shall provide reasonable assistance in the defense of any claim. At MS's sole option, and at COMPANY's cost, MS may participate in the selection of counsel, defense and settlement of any claims covered by this
Section 7.2, or may tender sole control over the defense or settlement of the claim to COMPANY. If MS chooses to participate in the selection of counsel, defense and settlement of such claims, the parties shall work together in good faith to reach decisions which are mutually acceptable to both parties. MS shall provide reasonable assistance in the defense of any claim.


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8.   INSURANCE

     8.1  COMPANY

Throughout the Term and for thirty (30) days thereafter, COMPANY shall maintain, at its sole expense, Commercial General Liability Insurance written on an Occurrence Form, with policy limits of not less than three million dollars (US$3,000,000) combined single limit each occurrence for personal injury (including bodily injury and death) and property damage which may arise from or in connection with the performance of COMPANY's obligations hereunder or out of any negligent act or omission of COMPANY, its officers, directors, agents, or employees. Upon MS' request, COMPANY shall provide proof of its compliance with this section. Notwithstanding the foregoing, COMPANY shall have the right to self-insure.

     8.2  MS

Throughout the Term and for thirty (30) days thereafter, MS shall maintain, at its sole expense, Commercial General Liability Insurance written on an Occurrence Form, with policy limits of not less than three million dollars (US$3,000,000) combined single limit each occurrence for personal injury (including bodily injury and death) and property damage which may arise from or in connection with the performance of MS's obligations hereunder or out of any negligent act or omission of MS, its officers, directors, agents, or employees. Upon COMPANY's request, MS shall provide proof of its compliance with this section. Notwithstanding the foregoing, MS shall have the right to self-insure.

9.   EXPORT RESTRICTIONS

COMPANY agrees that COMPANY and, as applicable, its Resellers will not export or re-export Product to any country, person, or entity subject to U.S. export restrictions. COMPANY specifically agrees not to export or re-export Product
(i) to any country to which the U.S. embargoes or restricts the export of goods or services, which as of March 31, 1998, includes, but is not necessarily limited to, Cuba, Iran, Iraq, Libya, North Korea, Sudan and Syria, or to any national of any such country who COMPANY knows intends to transmit or transport the products back to such country; (ii) to any person or entity that COMPANY or, as applicable, its Resellers know will utilize Product in the design, development or production of nuclear, chemical or biological weapons; or (iii) to any person or entity that has been prohibited from participating in U.S. export transactions by any federal agency of the U.S. government.

10.  DELAY IN PERFORMANCE

If as a result of fire, casualty, act of God, riot, war, labor dispute, government regulation, or decree of any court or any other event beyond the control of COMPANY or MS, either of the parties shall be unable to perform its obligations hereunder, such inability shall not constitute a breach of this agreement, and such obligations shall be performed as soon as the cause of the inability ceases or is removed. Strikes or other labor difficulties which are not capable of being terminated on terms acceptable to the party affected shall not be considered circumstances within the control of such party. In the event of Product shortages, MS shall have the right to allocate available supplies of the Product in its sole discretion.

11.  NO WAIVER

None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of MS, COMPANY or their respective agents or employees, but may be waived only by an instrument in writing signed by an authorized officer of the waiving party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision or of the same provision on another occasion.

12.  NO PARTNERSHIP OR AGENCY

Nothing in this Agreement shall be deemed to create or constitute a partnership, joint venture, franchise, agency, or contract of employment between MS and COMPANY.


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13.  ATTORNEY'S FEES; GOVERNING LAW

In the event an action is commenced to enforce a party's rights under this Agreement, the prevailing parry in such action shall be entitled to recover its costs and attorneys' fees. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington. COMPANY consents to jurisdiction and venue in King County, Washington.

14.  ENTIRE AGREEMENT

This Agreement and all attached Amendments and Addenda constitute the entire agreement between MS and COMPANY, and supersedes and terminates any and all prior agreements or contracts, written or oral, entered into between the parties relating to the subject matter hereof. Any representations, promises, or conditions in connection therewith not in writing signed by both parties shall not be binding upon either party. This Agreement shall control any provisions in purchase orders which are inconsistent with this Agreement.

15.  U.S. GOVERNMENT RIGHTS

All Products provided to the U.S. Government pursuant to solicitations issued on or after December 1, 1995, are provided with commercial license rights only. All Products provided to the U.S. Government pursuant to solicitations issued prior to December 1, 1995 are provided with RESTRICTED RIGHTS as provided for in FAR, 48 C.F.R. 52.227-14 (June 1987) or FAR, 48 CFR 252.227-7013 (OCT 1988), as applicable. COMPANY shall be responsible for ensuring that all Products are marked with the "Restrictive Rights" legend. Manufacturer is Microsoft Corporation, One Microsoft Way, Redmond, WA 98052-6399.

16.  CONFIDENTIALITY

COMPANY expressly undertakes to retain in confidence the terms and conditions of this Agreement and any applicable Addenda and all information and know-how transmitted to it by MS and make no use of such information and know-how except under the terms and during the existence of this Agreement. COMPANY shall guarantee and ensure its employees' compliance with this paragraph. COMPANY's obligations under this paragraph shall survive any termination of this Agreement and shall extend to the earlier of such time as the information is public domain or five (5) years following the termination of this Agreement. This Section shall not prohibit the parties from disclosing such information as is specifically required by any Federal or state authorities. Notwithstanding the foregoing, COMPANY may disclose confidential information in accordance with any judicial or other governmental order or request, provided that COMPANY shall immediately notify MS in writing upon its receipt of such order or request and shall assist MS as is reasonable in seeking any protective order or its equivalent or in limiting the scope of disclosure of any Confidential Information.

17.  NO ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that COMPANY may not assign its rights or obligations under this Agreement in any way without the prior written consent of MS. MS may assign this Agreement or any portions thereof, to any MS related company.


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

18.  NOTICES

All notices required or contemplated by this Agreement shall be in writing, delivered by U.S. certified main (return receipt requested), or via overnight courier (e.g., Federal Express, or DHL), and addressed as follows:

     If to MS:      Microsoft Corporation
                    One Microsoft Way
                    Redmond, WA 98052-6399

                    Attn.: Channel Policies

     Write cc to:   Law and Corporate Affairs

     If to COMPANY:

                    Software Spectrum, Inc.
                    2140 Merritt Drive
                    Garland, TX 75041


                    Attn:   Robert D. Graham

Such notices shall be deemed given three (3) business days after being deposited in the United States mail or one business day after being delivered with an overnight carrier.

19.  SURVIVAL

Sections 3.3, 4.6, 5.4, 6.1, 7, 8.1, 8.2, 14, 15 and 18 shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement on the dates indicated below. This Agreement is not binding until executed by MS.


MICROSOFT CORPORATION ("MS")               SOFTWARE, SPECTRUM INC.
                                           ("COMPANY")

By:                                        By: /s/ Robert D. Graham
    -----------------------------------        ---------------------------------

         Bill Henningsgaard                        Robert D. Graham
---------------------------------------    -------------------------------------
Name (please print)                        Name (please print)
General Manager, U.S. Headquarter Sales       Vice President
---------------------------------------    -------------------------------------
Title                                      Title

                                              July 1, 1998
---------------------------------------    -------------------------------------
Date                                       Date


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

                                   SCHEDULE A

                                 DEFINED TERMS


     "DISTRIBUTOR" shall mean any business entity which purchases MS Product directly from MS, and is authorized by MS to distribute said Product to Resellers.

     "ELECTRONIC DATA INTERCHANGE" or "EDI" shall mean the ANSI-ASCII X.12 standard, adopted by CompTTA by which COMPANY shall subject sales reporting to MS.

     "END USER" shall mean the ultimate consumer of Product.

     "FINANCIAL STATEMENT" shall mean a Balance Sheet as of the last day of the calendar quarter, and an Income Statement and Statement of Cash Flows for the quarter and year-to-date, prepared in accordance with Generally Accepted Accounting Principles ("GAAP"). Any deviation from GAAP in the quarterly statements shall be clearly noted. These statements must be signed by an officer of COMPANY as being representative of the books and accounts of COMPANY.

     "INFRINGEMENT CLAIM" shall mean any allegation against the COMPANY that the Products or Marks infringes any copyright, patent, or trademark of a third party, or misappropriates a third party trade secret.

     "MARKS" shall mean the Trademarks (defined below) or any and all copyrights MS may own.

     "PRODUCT" shall mean any MS Stock Keeping Unit ("SKU") listed on COMPANY's then current Price List.

     "RESELLER" shall mean any software retailer which purchases Product from MS or a MS authorized Distributor.

     "SEMESTER" shall mean a six month period. During the Term there shall be two (2) Semesters, one running from July 1 through December 31, and the second Semester running from January 1 through June 30.

     "TERM" shall mean the term of this Agreement which is specified in
Section 3.1 of this Agreement.

     "TERRITORY" shall mean the geographic boundaries of the United States of America, excluding all United States territories, possessions, or protectorates. The parties agree that if this Agreement includes a Large Account Reseller Addendum, then for that Addendum only, Territory shall mean both Canada and the United States, excluding all United States territories, possessions, or protectorates.

     "TM WEB SITE" shall mean the web site located at http://www microsoft.com/permission.

     "TRADEMARKS" shall mean the trademark and trade name "Microsoft", and all trademarks and tradenames derived therefrom, and the trademarks used in association with all Products or which are set out at the TM Web site, as may be amended from time to time by MS.


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

                              LARGE ACCOUNT RESELLER
                            ADDENDUM TO THE MICROSOFT
                                CHANNEL AGREEMENT

This Addendum ("ADDENDUM") entered into this 1st day of July, 1998 supplements that certain Channel Agreement ("Agreement") between MICROSOFT CORPORATION ("MS") having its principal place of business at One Microsoft Way, Redmond, WA 98052 and SOFTWARE SPECTRUM, INC. ("COMPANY") having its principal place of business at 2140 Merritt Drive, Garland, TX 75041. The Agreement is hereby supplemented as follows:

1.   PURPOSE

The purpose of this Addendum is to set forth the framework by which MS appoints COMPANY as a non-exclusive Large Account Reseller in the Territory with the rights to acquire Microsoft Select Software Products from MS and to distribute such Select Software Products and their associated license rights to Select Customers which have designated COMPANY in their Enrollment Form as their Large Account Reseller. For purposes of this Addendum only, the parties agree that "Territory" shall mean Canada and the United States, excluding all United States territories, possessions, or protectorates.

2.   DEFINITIONS

For purposes of this Addendum, capitalized terms are as defined in Schedule A attached hereto and incorporated herein by reference. Any capitalized terms not otherwise defined herein, shall have the same meaning as set forth in the Agreement.

3.   COMPANY RIGHTS AND OBLIGATIONS

     3.1  DISTRIBUTION OF SELECT SOFTWARE PRODUCTS

COMPANY may only distribute Select Software Products to Select Customers located in the Territory, and in accordance with Subsection 3.1(a) below, at the direction of any Select Customer, outside of the Territory. However, should a Select Customer desire to initiate an Enrollment Form in a country outside of the Territory, the Select Customer is required by the terms of the Microsoft Select Program to locate a Large Account Reseller in the desired country and acquire Select Software Products from that Large Account Reseller.

          3.1(a): If the Select Customer is a business entity established under the laws of the United States or Canada and existing in the Territory, it may designate the COMPANY on an Enrollment Form as its Large Account Reseller for itself and other related companies which may exist outside of the Territory. COMPANY shall distribute Select Software Products outside the Territory in accordance with the terms and conditions of this Agreement and in accordance with applicable laws.

          3.1(b): If the Select Customer is a business entity established under the laws of a foreign country and existing outside of the Territory, then it must designate a Large Account Reseller in the same country on an Enrollment Form. In this case, COMPANY is not authorized to distribute Select Software Products for such Select Customer. Select Customers are entitled to distribute the rights associated with their Select Software Products outside of the Territory if they so elect, in accordance with the Master Agreement and all applicable laws. However, in the event a Select Customer wants to initiate an Enrollment Form in a country outside of the Territory, the Select Customer is required by the terms of the Microsoft Select Program to locate a Large Account Reseller in the desired country and acquire Select Software Products from that Large Account Reseller.


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

     3.2  DOCUMENTATION

COMPANY shall be authorized to purchase Documentation Components from MS Worldwide Fulfillment for resale to MS volume license customers only. A validation process must be implemented by COMPANY to ensure that only MS volume license customers receive Documentation Components. This validation process must include, at a minimum, verification of the Select or Open Licensee Authorization number, as applicable, of the customer. The validation process must be documented in writing, which documentation will be made available to Microsoft upon request. Price protection is not available for Documentation Components purchased from MS Worldwide Fulfillment.

COMPANY may request authorization to return Documentation Components purchased from MS Worldwide Fulfillment within sixty (60) calendar days from the date of invoice. Upon request, MS will provide COMPANY with a Return Authorization Form which COMPANY must complete and return to MS. MS will issue a return authorization number for Documentation Components meeting return criteria. Documentation Components must be returned within thirty (30) calendar days of the issuance of the return authorization number. Freight costs shall be paid by COMPANY. MS shall issue COMPANY a purchase credit in the amount of the authorized return.

     3.3  DISTRIBUTION RESTRICTIONS

Nothing in this Addendum authorizes the Large Account Reseller to use Select Software Products internally or to distribute or otherwise transfer Select Software Products to any Large Account Reseller Affiliate without the prior written consent of MS.

     3.5  COMPANY ACCEPTANCE OF ENROLLMENT AGREEMENTS

In order to remain authorized to purchase Select Software Products and Documentation Components from MS for resale to Select Customers, an authorized representative of COMPANY must review and acknowledge the Select Customer's Enrollment Agreement. COMPANY's signature on the Enrollment Agreement shall constitute COMPANY's agreement to pay MS as set forth in Section 3.6 below for all copies of Select Software Products made by the Select Customer pursuant to the Select License Agreement.

     3.5  COMPANY SELECT PRICE SCHEDULE

COMPANY's prices are set forth on the COMPANY Select Price Schedule, a sample of which is attached hereto and incorporate herein by reference as Schedule
B. MS may modify the COMPANY Select Price Schedule at any time by providing thirty (30) days written notice to COMPANY.

     3.6  COMPANY'S REPORTING AND/OR ORDERING AND PAYMENT TO MS

          (a)  MICROSOFT SELECT 2.X ENROLLMENT AGREEMENT REPORTING

For each executed Microsoft Select version 2.x Enrollment Agreement, the Select Customer is obligated by the terms of the Microsoft Select Program to deliver to MS within fifteen (15) days of the end of each calendar quarter, a written verified report for each Select Software Product acquired from COMPANY pursuant to the terms of this Agreement. Following receipt of a report from a given Select Customer, MS shall invoice COMPANY and COMPANY shall be obligated to pay MS the fees set forth on Schedule B for each unit reported by the Select Customer. If the Select Customer delivers written verified reports at intervals shorter than the quarterly requirement, MS shall invoice COMPANY immediately following receipt of such report, and COMPANY shall be obligated to pay MS pursuant to the terms of this Section
3.6. In the event COMPANY wants to receive copies of its Select Customers' quarterly reports, COMPANY shall negotiate with its Select Customers for the right to receive such copies.

          (b)  MICROSOFT SELECT CONSUMPTION REPORT

For each of its executed Microsoft Select version 3.0 and 4.0 Enrollment Agreements, COMPANY shall deliver to MS via Electronic Data Interchange ("EDI") no later than the fifteenth (15th) day of each calendar month, a purchase order for each Select Software Product ordered and acquired in the previous month from COMPANY by the Select Customer pursuant to the terms of this Addendum. Following receipt of such purchase order, MS shall invoice COMPANY and COMPANY shall be obligated to pay MS according to the Schedule B prices, along with any applicable quarterly Maintenance fees. If the Select Customer elects to pre-pay any or all of its Maintenance commitment. COMPANY shall immediately report such pre-payment to MS, MS shall invoice COMPANY immediately following receipt of such report, and COMPANY shall be obligated to pay MS pursuant to the terms of this Section 3.6.

          (c)  PAYMENT TERMS

All amounts are due and owing net thirty (30) days of date of invoice. All payments not received by MS from COMPANY within the required time frame may be assessed a finance charge of two percent (2%) of the invoice amount per month or the legal maximum, which ever is less. COMPANY shall be obligated to pay MS any and all amounts due regardless of whether COMPANY has received payment from the Select Customer. COMPANY shall use its best efforts to collect any and all amounts due from any Select Customer. Notwithstanding the foregoing, if any Enterprise Customer defaults on its payment obligation to COMPANY for more than ninety (90) calendar days, COMPANY will provide MS with written notice identifying the Enterprise Customer and the amount of the delinquency. COMPANY shall deliver such notice to MS at the address set forth in Section 17 of the Channel Agreement. Provided that the Enterprise Customer is unable or willing to pay the amounts due, then COMPANY shall be released from any payment obligation arising from the delinquent Enterprise Customer's account.

All payments shall be in the form of bank wire transfer or electronic funds transfer through an Automated Clearinghouse ("ACH") with electronic remittance detail attached.

Payments shall be remitted to:

                        Microsoft North American Collections #844505
                        Account #3750771767
                        ABA: #11100001-2
                        NationsBank of Texas, N.A.

All payments must be sent to NationsBank at the address indicated above using the 820 Remittance EDI transaction set or other form of ACH payment with electronic remittance detail attached. Remittance detail must be received by NationsBank by 10:00 AM Central time/8:00 AM Pacific time to ensure same-day credit to COMPANY's account. COMPANY may not withhold payment or take deductions prior to MS issuing credit for rebates, price adjustments, billing errors or any other credit memo issued by MS.

          (d)  REPORT REVISIONS

COMPANY shall use its best efforts to process all adjustments of Microsoft Select Software Products within ninety (90) days from the original invoice date. All revised reports must provide detailed back-up as required by MS. MS reserves the right to review the circumstance of all claims submitted more than one hundred eighty (180) days from the original invoice date, and may determine whether such revised report is eligible for credit.

          (e)  EDI TRANSACTION SETS

COMPANY shall utilize EDI transaction sets Purchase Order Acknowledgment
(855), Advance Ship Notice (856), Price Catalog (832), Purchase Order Transmission (850), and - Invoices (810). MS may elect, during the term of this Addendum, to require COMPANY to implement Backorder Reports using EDI transaction set 870 and/or other EDI transaction sets or forms of electronic commerce. Should MS require such transaction sets, MS shall provide COMPANY with no less than one hundred twenty (120) days prior written notice. All required EDI transaction shall be submitted in accordance with the EDI Guidelines as provided to COMPANY by MS.

     3.7  SALES TAXES

COMPANY shall either provide MS with a bona fide resale certificate for all Select Software Products delivered to COMPANY by MS pursuant to the terms of this Addendum, or shall pay to MS all applicable sales, use or other excise taxes due on such Select Software Products. COMPANY shall indemnify, defend and hold harmless MS from any tax liabilities arising from or related to any failure by COMPANY to comply with this Section 3.7 to the Addendum.

     3.8  AGREEMENTS BETWEEN COMPANY AND SELECT CUSTOMERS

With the exception of the terms contained in this Addendum and the terms relating to the exercise of the intellectual property rights set forth in the applicable Select Software Products, the applicable License Agreement for such Select Software Products, Master Agreement and Enrollment Form, COMPANY shall have complete discretion to establish with each Select Customer the pricing and all other terms and conditions regarding COMPANY's provision of Select Software Products and their associated license rights to COMPANY's Select Customers. The negotiation of these terms between COMPANY and its Select Customers shall not be subject to approval or review by MS in any way.

     3.9  ROLE OF THE SELECT PROGRAM ADMINISTRATOR

COMPANY agrees to appoint a representative to serve as COMPANY's Select Program Administrator. COMPANY agrees to promptly make that individual, as well as COMPANY's other sales employees, available for training on the Microsoft Select Program and on the licensing policies related to such products at such times and places as MS reasonably requests. The individual appointed by COMPANY as its Select Program Administrator shall be an individual generally knowledgeable of MS products and of Microsoft's Select Program. The Select Program Administrator shall be responsible for administering all of COMPANY's Select Customer billings and transactions, contract compliance, for general administration of COMPANY's Select Customers, disseminating all program information as necessary within COMPANY's organization, and for working with the Microsoft Select Account Manager (or local MS Contact) in regard to any problems relevant to a given Select Customer. COMPANY's Select Program Administrator shall be:

                        Tonya Gonzales
                        -------------------------
                        Software Spectrum, Inc.
                        -------------------------
                        2140 Merritt Drive
                        -------------------------
                        Garland, TX 75041
                        -------------------------
                        (972) 864-5336
                        -------------------------


COMPANY shall provide MS with at least ten (10) days advance written notice of any change in the individual serving as its Select Program Administrator.

     3.10 ENROLLMENT OF NEW SELECT CUSTOMERS

COMPANY'S solicitation of new Select customers shall be on such terms and conditions as MS specifies from time to time. MS reserves the right to accept or reject in its sole discretion any proposed customer.

     3.11 COMPANY'S REPRESENTATIONS AND WARRANTIES

COMPANY hereby represents and warrants that COMPANY shall:

          (a) Have email availability, Internet access, and an active VLOR account as is necessary to perform COMPANY's obligations pursuant to this Addendum;

          (b) Use its best efforts to service and support its Select Customers and will promptly inform the appropriate Microsoft Select contact of any difficulties it encounters in servicing its Select Customers;

          (c) Not alter in any way or form the Select Software Products or their packaging;

          (d) Deliver the Select Software Products only to the Select Customer specified on the outside of the Select Software Product packaging and will deliver CD-ROMs and program materials and information only to the Select Customer named on each such CD-ROM or materials; and

          (e) Promptly inform MS of any known or suspected violations by a Select Customer of the items and conditions of the Master Agreement, Enrollment Agreement, enrollment Form, or its Select Software Products and/or the applicable License Agreement.

     3.12 CONFIDENTIALITY

COMPANY expressly undertakes to retain in confidence the terms and conditions of this Addendum, and the terms and conditions of all executed Select Master Agreements and Select Enrollment Forms which are made available to COMPANY. Should COMPANY disclose the terms and conditions of any executed Select Master Agreement or Select Enrollment Form, this Addendum shall immediately terminate. COMPANY shall guarantee and ensure its employees' compliance with this paragraph. COMPANY's obligations under this paragraph shall survive any termination of this Agreement and shall extend to the earlier of such time as the information is in the public domain or five (5) years following the termination of this Agreement. This section shall not prohibit COMPANY from disclosing such information as is specifically required by any Federal or state authorities. Notwithstanding the foregoing, COMPANY may disclose confidential information in accordance with any judicial or other governmental order or request, provided that COMPANY shall immediately notify MS in writing upon its receipt of such order or request and shall assist MS as is reasonable in seeking any protective order or its equivalent or in limiting the scope of disclosure of any confidential information.

     3.13 COMPANY TERMINATION OF ENROLLMENT AGREEMENT/FORM

At anytime during the Term, COMPANY shall be able to terminate its rights and obligations related to any Enrollment Agreement/Form currently administered by COMPANY. In order for such termination to be effective, COMPANY must notify MS in writing of its desire to terminate its rights and obligations. Such notification shall include the Select Customer's name and current contact information, Select Agreement Number, and date of execution. All notification shall be sent via a courier service able to track package delivery. COMPANY's rights and obligations shall terminate thirty (30) days upon receipt of the required notice.

4.   COMPANY AND MS OBLIGATIONS

     4.1  DELIVERY OF SELECT SOFTWARE PRODUCTS AND SELECT CD-ROMS.

Within fifteen(15) days of MS's approval of a given Enrollment Agreement or Form, MS agrees to deliver to COMPANY the Select Software Products identified on such Enrollment. Each Select Software Product delivered to COMPANY will be a custom package specific to the named Select Customer and will set forth the Customer's Select Agreement Number and any special conditions relevant to the named Select Customer. Select Software Products are provided in order that COMPANY may provide the Select Software Products and their associated license rights to the named Select Customer on such pricing and payment terms and conditions as COMPANY and the Select Customer agree. COMPANY agrees to pay MS for Select Software Products as set forth in Section 3.6 above. From time to time during the term of this Addendum, MS will provide COMPANY with CD-ROMs containing upgraded copies of the Select Software Products covered by a Select Customer's Select Agreement. COMPANY agrees to immediately deliver all CD-ROMs and any additional MS supplied program information and materials to the named Select Customer.

     4.2  RESERVATION OF RIGHTS

MS expressly reserves the right at any time during the Term to terminate any Select Customer's status as a Select Customer in the event the Select Customer fails to comply with the terms of either the Master Agreement, the Enrollment Form or the applicable License Agreement. MS agrees to promptly notify COMPANY of the termination of any Select Customer to whom COMPANY has distributed Select Software Products. Following such a notice COMPANY shall immediately cease the distribution of any Select Software products, licenses, CD-ROMs or any additional program information and materials to the terminated Select Customer. Termination shall not, however, affect the Select Customer's obligation to file the next due order/report and MS's right to invoice COMPANY in regard to such order. If MS terminates a given Select Customer, COMPANY shall not have any claim against MS or the Select Customer for damages or lost profits resulting from such termination. COMPANY shall, however, be entitled to invoice the Select Customer for copies of Select Software Products reproduced by the Select Customer as set forth in the Select Customer's final order, such invoice to be on the terms and conditions previously agreed to between COMPANY and the Select Customer.

     4.3  OBLIGATIONS ON TERMINATION

In the event this Addendum is terminated for cause, MS shall be entitled to direct all of COMPANY's Select Customers to report/order and pay to MS or the Select Customer's newly designated Select Large Account Reseller any and all payments due after termination. In such an event, COMPANY shall not under any circumstances be entitled to any portion of, or any compensation for, the Select Customers' next orders and payments or any future orders and payments. Termination or expiration shall not affect COMPANY's ability to perform its obligations pursuant to this Addendum as it relates to any of COMPANY's existing Enrollment Agreements. However, COMPANY shall have no right to enter into additional Enrollment Agreements, or to present itself as a Large Account Reseller.

     4.4  ESSENTIAL ELEMENT

Both COMPANY and MS acknowledge that this Addendum is essential to any agreement it enters into with a Select Customer. Except as is specifically provided in Section 4.3 related to COMPANY's right to collect any outstanding payment following termination of this Addendum, COMPANY's rights to acquire and/or distribute Select Software Products, Select CD-ROM's and/or any additional program information and materials, and to collect payment from its Select Customers are conditional upon this Addendum being in full force and effect. COMPANY acknowledges further that, if and when it is the subject of a bankruptcy filing (under any Chapter of 11 United States Code Section 101 ET SEQ. including any future amendments), then assumption of any contract with a Select Customer is conditional upon the assumption of this Addendum.

5.   AGREEMENT AND ADDENDUM TERMS

If any terms and conditions in this Addendum conflict with the term and conditions in the Agreement, with respect to COMPANY's authorization as a Large Account Reseller only, the terms and conditions of this Addendum shall control.

6.   SURVIVAL

Sections 3.6, 3.7, 3.12, 4.3, and 6 shall survive any termination of this Addendum.

IN WITNESS WHEREOF, the parties have signed this Addendum on the date indicated below. This Addendum is hereby made part of the Agreement. All terms and conditions of the Agreement not supplemented herein shall remain in full force and effect. This Addendum is not binding until executed by MS.


MICROSOFT CORPORATION                    SOFTWARE-SPECTRUM, INC.
("MS")                                   ("COMPANY")

By:                                      By: /s/ Robert D. Graham
   -----------------------------------      -----------------------------------

       Bill Henningsgaard                        Robert D. Graham
--------------------------------------   --------------------------------------
Name (please print)                      Name (please print)

General Manager, US Headquarter Sales       Vice President
--------------------------------------   --------------------------------------
Title                                    Title


--------------------------------------   --------------------------------------
Date                                     Date

                                   SCHEDULE A
                                   DEFINITIONS

     "DOCUMENTATION COMPONENTS" shall mean the supplemental disk sets and Product documentation available from Microsoft World Wide Fulfillment.

     "ENROLLMENT AGREEMENT" shall mean the Microsoft Select Enrollment Agreement in the form provided by MS to be signed by each Select Customer and MS, and approved by COMPANY.

     "ENROLLMENT AGREEMENT NUMBER" shall mean the number assigned by MS to a given Enrollment Agreement.

     "ENROLLMENT FORM" shall mean the Microsoft Select Enrollment Form in the form provided by MS to be signed by each Select Customer and MS.

     "ENTERPRISE CUSTOMER" shall mean any company having a valid Enterprise Enrollment Agreement under MS's Select volume licensing program.

     "LARGE ACCOUNT RESELLER" shall mean any reseller which MS has authorized to distribute licenses to Select Customers.

     "LARGE ACCOUNT RESELLER AFFILIATE" shall mean any entity which owns, controls, is owned or controlled by, or under common ownership or control with the Large Account Reseller. For the purposes of this Addendum, an entity is "controlled" by another if that other company or legal entity, either directly or through its control of another company or legal entity: (i) holds the majority of voting rights in it, (ii) is a member of it and has the right to appoint or remove a majority of its board of directors; or (iii) is a member of it and controls alone or under an agreement with other shareholders or members, the majority of the voting rights in it.

     "LEAD CUSTOMER" shall mean the company or entity signing a Master
Agreement.

     "LEAD CUSTOMER AFFILIATE" shall mean a company or legal entity which owns and controls, is owned or controlled by, or is under common ownership and control with the Lead Customer.

     "LICENSE AGREEMENT(S)" shall mean the license agreement attached to the Enrollment Form.

     "MASTER AGREEMENT" shall mean the Microsoft Select Master Agreement in the form provided by MS to be signed by a given Select Customer or an entity acting on behalf of the Select Customer.

     "MASTER AGREEMENT NUMBER" shall mean the number assigned by MS to a given Master Agreement.

     "SELECT CUSTOMER" shall mean the Lead Customer, any Lead Customer Affiliate and/or identifiable division, business unit or office location of the Lead Customer or Lead Customer Affiliate identified as the Select Customer on an Enrollment Form or identified as an "Enrollment Customer", as that term is defined in the Microsoft Select version 4.0 or in any Enrollment Agreement. This definition shall also include "Enrollment Customers" as such terms are defined in the Microsoft Select version 4.0.

     "SELECT PROGRAM ADMINISTRATOR" shall mean the individual appointed by COMPANY to act as COMPANY's primary contact with respect to the Microsoft Select Program.

     "SELECT SOFTWARE PRODUCT" shall mean the MS software as designated from time to time by Microsoft which may be reproduced pursuant to an Enrollment Form, excluding Documentation Components.

                                   SCHEDULE B

                          COMPANY SELECT PRICE SCHEDULE

                          [Schedule B to this document
                            contains no information.]